EXHIBIT 99
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NEWS RELEASE
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FOR IMMEDIATE RELEASE           Contact:   John W. Conlon
---------------------                      Chief Financial Officer
April 20, 1999
										(740) 373-3155


                PEOPLES BANCORP ANNOUNCES COMPLETION OF
                 $30 MILLION TRUST PREFERRED OFFERING
             _____________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced that it had sold, through PEBO Capital Trust I, a newly formed subsidiary, $30.0 million of 8.62% Capital Securities. The proceeds will be used by the Trust to purchase, from Peoples Bancorp Inc., Junior Subordinated Debentures due May 1, 2029. Peoples Bancorp used Sandler O'Neill & Partners, L.P. as underwriter of the trust preferred offering.

Peoples Bancorp plans to use the proceeds for general corporate purposes, including additional investments in its subsidiary banks and the repurchase of some of its outstanding common shares. Currently, the Company plans to invest approximately $10 million of the proceeds in its largest banking subsidiary, The Peoples Banking and Trust Company.

Robert E. Evans, Peoples Bancorp's President and Chief Executive Officer, commented, "We had a tremendous opportunity to leverage our solid financial position. Current market conditions allowed us to obtain attractive long-term financing to support our future growth plans."

Evans continued, "Sandler O'Neill and our management team should be commended for their efforts to complete this offering in a timely manner."

Peoples Bancorp Inc. is a bank holding company headquartered in Marietta, Ohio, with over $870 million in assets. Peoples Bancorp operates 35 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, that involve risk and uncertainty. It should be noted that a variety of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties include, but are not limited to, the growth of the economy, interest rate movements, timely development of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer-based requirements, Congressional legislation, and similar matters. Readers of this release are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations. Peoples Bancorp Inc. does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                             END OF RELEASE